Exhibit 99.2

P.O. Box 25099 Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends
Richmond, VA • August 6, 2013 / PRNEWSWIRE

George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of fifty cents ($0.50) per share on the common shares of the Company, payable November 12, 2013, to common shareholders of record at the close of business on October 15, 2013.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), payable September 16, 2013, to shareholders of record as of 5:00 p.m. Eastern Time on September 1, 2013.

Effective with the payment of the Company's common stock dividend on August 12, 2013, the Company will adjust the conversion rate on its Series B Preferred Stock. The adjusted conversion rate on the Series B Preferred Stock will be 21.9014 common shares per $1,000 of liquidation preference of Series B Preferred Stock. The new rate will be equivalent to a conversion price of approximately $45.66 per common share.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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